Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Westmoreland Coal Company

We consent to the incorporation by reference in the Registration Statements on Form S-8 and Form S-3 of Westmoreland Coal Company of our report dated March 12, 2013 relating to the Kemmerer Mine (Predecessor to Westmoreland Kemmerer, Inc.) Statements of Revenues and Direct Operating Expenses and Statements of Cash Flows for the month ended January 31, 2012 and the year ended December 31, 2011, included in Westmoreland Coal Company’s Annual Report (Form 10-K) for the year ended December 31, 2013, as amended by this Form 8-K, filed with the Securities and Exchange Commission.

/s/ Tanner LLC

August 6, 2014
Salt Lake City, Utah